EXHIBIT 4(b)


                                CONVERTIBLE NOTE

ClearWorks.net, Inc. (the "COMPANY") for value received hereby promises to pay to KMA Investments (the "HOLDER") and its registered assignees, the sum of Eight Hundred One Thousand Five Hundred Twelve and 14/100 Dollars ($801,512.14), ("principal") plus twelve percent (12%) interest ("interest").

1. PAYMENT TERMS: Principal plus interest accrued is payable, in one lump sum, on or before July 9, 2000.
2. RIGHT TO CONVERT: The HOLDER of this Note shall have the option to convert any portion thereof of the unpaid principal of this Note into shares pledged to this Note. Shares made available for conversion are Company's shares of common stock.
3. CONVERSION PRICE: The principal amount of the Note, if converted, shall be converted to such number of shares equal to a hundred percent (100%) of the principal & accrued interest amount of the Note, at $1.375 per share.
4. CONVERSION DATE: This Note is convertible on July 9, 2000 upon request by Holder.
5. MANNER OF EXERCISE OF CONVERSION RIGHTS: In order to exercise the conversion rights of this Note, the HOLDER must give written notice to the COMPANY no later than thirty (30) days after the Conversion Date of its intention to exercise its conversion rights. HOLDER'S conversion rights shall be automatically exercised if COMPANY defaults on the terms of this Note.
6. PREPAYMENT: The COMPANY may prepay principal plus the accrued interest portion of this Note upon providing the HOLDER thirty (30) days notice to effect conversion. After notice is provided, COMPANY may prepay principal plus accrued interest without penalty.
7. DEFAULT: In the event the COMPANY fails to pay the Note when due, the Note shall automatically convert as set forth above in Paragraph 3.
8. NOTICES: All notices given pursuant to this Note must be in writing and may be given by (1) personal delivery, or (2) registered or certified mail, return receipt requested, at the respective addresses of the parties set forth below. Any party hereto may by notice so given change its address for any future notices:
9. ARBITRATION: The parties hereby submit all controversies, claims and matters of difference arising out of this Note to arbitration in Houston, Harris County, Texas according to the rules and practices of the American Arbitration Association from time to time in force. This submission and agreement to arbitrate shall be specifically enforceable. The Note shall further be governed by the laws of the State of Texas.
10. ATTORNEY FEES: If any legal action or any arbitration or other proceeding is brought for the enforcement of this Note, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of the Note, Attorneys Fees shall be reimbursed to Holder, If HOLDER prevails. HOLDER shall be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.
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IN WITNESS WHEREOF, the COMPANY has caused this Note to be executed by the
President of ClearWorks.net, Inc.

SIGNATURE:/s/ SHANNON D. MCLEROY
DATED: 7-9-9____________________
BY:  SHANNON D. MCLEROY
TITLE: PRESIDENT

NOTE HOLDER INFORMATION:

NAME (PLEASE PRINT): JOAN NESBITT

ADDRESS: P.O. BOX 590

CITY, STATE & ZIP: CHARLESTOWN NEVIS WI

PHONE: 869-469-5500

HOLDER SIGNATURE: /s/ JOAN NESBITT
                      JOAN NESBITT

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